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[LOGO] STATE STREET                                    801 Pennsylvania
       Serving Institutional Investors Worldwide/SM/   Kansas City, MO 64105
February 16, 2000                                      Telephone: (816) 871-4100


Mr. Christopher Sprague, Assistant General Counsel
Prudential Insurance Company of America
Gateway Center 3, 4th Floor
Newark, NJ 07102-5096

Re: The following agreements by and between Investors Fiduciary Trust Company and The Prudential Insurance Company of America:

       . Custody Agreement dated 9/16/96, as amended 12/1/96 and 6/1/97, related
         Funds Transfer Operating Guidelines and Security Procedures, and Pledge Agreement dated October 29, 1997 with Goldman, Sachs & Co.

       . Investment Accounting Agreement dated 1/2/96, as amended 6/1/97 and
         7/1/98

Dear Mr. Sprague:

        As you are aware, we are completing the acquisition process that began in 1995 when State Street purchased Investors Fiduciary Trust Company. The State Street/IFTC combination has been truly beneficial, particularly in the areas of product offerings, technology and customer service. In order to support continued growth and to meet the changing needs of our clients, we will be assigning all IFTC custody and fund accounting contracts to State Street Bank and Trust Company as soon as possible.

        We request your agreement to such assignment and to the assumption of all rights, duties and obligations of the above-referenced contracts by State Street Bank and Trust Company, effective January 1, 2000. In all respects other than the assignment to State Street, the terms and conditions of the above-referenced agreements will remain unchanged.

        Please indicate your company's consent to the assignment and assumption by signing the enclosed copy of this letter and returning it to me in the enclosed pre-addressed envelope. Thank you for your prompt response, and please do not hesitate to call me at (816) 871-9313 if I can provide any further information or be of assistance in any way.

Sincerely,

/s/ Julie A. Rohling

Julie A. Rohling

APPROVED AND AGREED TO:

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA

By: /s/ Kenneth H. Montgomery
   -----------------------------

Title: Senior Vice President
      --------------------------

Date: February __, 2000